Exhibit 99.1

BODY CENTRAL ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

Reports Net Revenue Growth of 22%; and
Net Income Growth of 128% for the Second Quarter 2011

JACKSONVILLE, FLORIDA — August 11, 2011 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the second quarter ended July 2, 2011.

Highlights for the 13 weeks ended July 2, 2011:

•                  Net revenues for the second quarter increased 22.1% to $74.7 million, compared to $61.2 million for the second quarter of 2010.

•                  Store sales rose 29.0% to $64.6 million driven by a comparable-store sales increase of 14.7% and net store unit growth of 11%.

•                  Operating margin increased to 10.8% of net revenues. This compares to an operating margin of 7.6% for the same period last year.

•                  Net income was $5.3 million, or $0.33 per diluted share based upon 16.2 million weighted average shares outstanding, compared to net income of $2.3 million or $0.19 per diluted share based upon 12.6 million weighted average shares outstanding for the second quarter of 2010.

•                  The Company opened 7 new stores during the second quarter and operated 221 stores as of July 2, 2011.

Allen Weinstein, Body Central’s President and CEO, stated: “Our strong second quarter results reflect continued execution of our strategic plan. We delivered on-trend fashion at value prices which enabled us to achieve 15% comparable stores sales growth. New stores continue to perform ahead of our expectations.  Looking ahead, we remain focused on expanding our store base, driving comparable store sales growth, growing our direct business and making further progress on key operating initiatives which we believe will enable us to achieve our long term sales and earnings growth objectives.”

Highlights for the twenty-six weeks ended July 2, 2011:

•                  Net revenues increased 24.6% to $148.7 million from $119.3 million for the same period a year ago.

•                  Store sales rose 29.6% to $127.9 million and comparable-store sales increased 15.4% from the same period in 2010.

•                  Operating margin increased to 11.4% of net revenues from 9.1% of net revenues for the same prior last year.

•                  Diluted earnings per share were $0.66 on net income of $10.7 million compared to diluted earnings per share of $0.46 on net income of $5.7 million for the comparable period in 2010.

Balance Sheet highlights as of July 2, 2011:

Cash and cash equivalents were $29.2 million at the end of the second quarter 2011 compared to $8.5 million at the end of the second quarter 2010.

Inventories at the end of the quarter were $18.1 million compared to $15.9 million at the end of the same period last year. On an average store basis, inventory increased approximately 3% in the second quarter.

Outlook:

For the third quarter of 2011, net revenues are expected to be in the range of $64 million to $66 million assuming a comparable store sales increase in the mid single digits. This compares to net revenues of $56.9 million in the third quarter of 2010. Net income is expected to be in the range of $2.4 million to $2.6 million and diluted earnings per share are expected to be in the range of $0.14 to $0.16 for the quarter. This assumes a tax rate of approximately 38.5% and 16.2 million weighted average shares outstanding. This compares to net income of $1.3 million or $0.11 per diluted share on 12.6 million weighted average shares outstanding in the third quarter of 2010.

For fiscal year 2011, the Company now expects net revenues to be in the range of $290 million to $294 million assuming a high-single digit comparable store sales increase and 30 to 33 new store openings for the year. This compares to net revenues of $243.4 million for fiscal year 2010. Net income is expected to be in the range of $18.5 million to $19.3 million and diluted earnings per share are expected to be in the range of $1.14 to $1.19 for the full year. This assumes a tax rate of approximately 37.8% and 16.2 million weighted average shares outstanding. This compares to net income of $9.8 million or $0.73 per diluted share on 13.4 million weighted average shares outstanding. Excluding $1.2 million of non-recurring costs related to the IPO, as well as one-time costs of $793,000 related to the early repayment of debt, net income for fiscal year 2010 was $11.0 million or $0.82 per diluted share.

Conference Call Information

A conference call to discuss second quarter 2011 financial results is scheduled for today, August 11, 2011, at 4:30 PM Eastern Time.  The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial 877-870-5176 and enter pin number 9343612. The replay is available until August 25, 2011.  A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of July 2, 2011 the Company operated 221 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at

www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness, if any, and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our maintaining effective internal controls; and (21) our ability to protect our trademarks or other intellectual property rights.

Investor Relations inquiries:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
Net revenues	$74,670	$61,172	$148,654	$119,345
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	48,619	41,191	95,870	79,590
Gross profit	26,051	19,981	52,784	39,755
Selling, general and administrative expenses	16,695	14,180	33,396	26,617
Depreciation and amortization	1,270	1,155	2,473	2,272
Income from operations	8,086	4,646	16,915	10,866
Interest (income) expense, net	(7)	865	(12)	1,787
Other (income) expense, net	(122)	7	(166)	(56)
Income before income taxes	8,215	3,774	17,093	9,135
Provision for income taxes	2,897	1,443	6,360	3,415
Net income	$5,318	$2,331	$10,733	$5,720

Net income per common share:
Basic	$0.34	$11.29	$0.68	$27.78
Diluted	$0.33	$0.19	$0.66	$0.46

Weighted-average common shares outstanding:
Basic	15,816,541	203,235	15,794,562	203,235
Diluted	16,181,665	12,581,893	16,144,142	12,411,266

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	July 2,	January 1,	July 3,
	2011	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$29,229	$16,202	$8,535
Accounts receivable	741	1,258	1,105
Inventories	18,079	18,369	15,864
Prepaid expenses and other current assets	3,475	3,933	4,233
Deferred tax asset, current	1,974	1,425	1,167
Total current assets	53,498	41,187	30,904
Property and equipment, net of accumulated depreciation and amortization	19,318	17,071	16,414
Goodwill	21,508	21,508	21,508
Intangible assets, net of accumulated amortization	16,835	17,128	17,458
Other assets	102	102	106
Total assets	$111,261	$96,996	$86,390

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$14,482	$14,880	$12,852
Accrued expenses and other current liabilities	12,610	14,605	13,866
Current portion of long-term debt	—	—	5,750
Total current liabilities	27,092	29,485	32,468
Other liabilities	6,887	5,149	5,887
Deferred tax liability, long-term	4,598	4,220	1,886
Long-term debt, less current portion	—	—	27,018
Total liabilities	38,577	38,854	67,259
Commitments and contingencies
Redeemable preferred stock	—	—	50,114
Stockholders’ equity (deficit)	72,684	58,142	(30,983)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$111,261	$96,996	$86,390

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
	July 2,	July 3,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$10,733	$5,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,473	2,272
Deferred income taxes	(171)	(208)
Excess tax benefits from stock-based compensation	(1,850)	—
Stock-based compensation	494	263
Loss on disposal of property and equipment	6	56
Changes in assets and liabilities:
Accounts receivable	517	(195)
Inventories	290	(2,966)
Prepaid expenses and other current assets	458	127
Other assets	—	11
Accounts payable	(398)	3,773
Accrued expenses and other current liabilities	(760)	(313)
Income taxes	617	190
Other liabilities	1,753	1,540
Net cash provided by operating activities	14,162	10,270
Cash flows from investing activities
Purchases of property and equipment	(4,449)	(3,479)
Net cash used in investing activities	(4,449)	(3,479)
Cash flows from financing activities
Principal payments on long-term debt	—	(5,482)
Proceeds from common stock offering, net of issuance costs	1,074	—
Proceeds from exercise of stock-based compensation	390	—
Excess tax benefits from stock-based compensation	1,850	—
Net cash provided by (used in) financing activities	3,314	(5,482)
Net increase in cash and cash equivalents	13,027	1,309
Cash and cash equivalents
Beginning of year	16,202	7,226
End of period	$29,229	$8,535